                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ___)*


                         LUMINENT MORTGAGE CAPITAL, INC.
                                (Name of Issuer)

                         COMMON STOCK, PAR VALUE $0.001
                         (Title of Class of Securities)

                                    550278303
                                 (CUSIP Number)


                                DECEMBER 13, 2005
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which Schedule is filed:

        [ ]  Rule 13d-1(b)
        [X]  Rule 13d-1(c)
        [ ]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP:  550278303

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Reservoir Master Fund, L.P.

--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (a)[ ]

          (b)[ ]

--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION
          State of Delaware

--------------------------------------------------------------------------------
 NUMBER OF     5   SOLE VOTING POWER

   SHARES      -----------------------------------------------------------------

BENEFICIALLY   6   SHARED VOTING POWER
                   3,200,000
  OWNED BY
               -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER

 REPORTING     -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
PERSON WITH:       3,200,000

--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,200,000

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          [ ]

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          7.8%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON
          PN
--------------------------------------------------------------------------------

CUSIP:  550278303
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          RMF GP, LLC

--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (a)[ ]

          (b)[ ]

--------------------------------------------------------------------------------
    3     SEC USE ONLY


--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION
          State of Delaware

--------------------------------------------------------------------------------
 NUMBER OF     5   SOLE VOTING POWER

   SHARES      -----------------------------------------------------------------
               6   SHARED VOTING POWER
BENEFICIALLY       3,200,000

  OWNED BY     -----------------------------------------------------------------
               7   SOLE DISPOSITIVE POWER
    EACH
               -----------------------------------------------------------------
 REPORTING     8   SHARED DISPOSITIVE POWER
                   3,200,000
PERSON WITH:
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,200,000

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          [ ]

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          7.8%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON
          OO

--------------------------------------------------------------------------------

CUSIP:  550278303

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Reservoir PCA Fund, L.P.

--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (a)[ ]

          (b)[ ]

--------------------------------------------------------------------------------
    3     SEC USE ONLY


--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION
          State of Delaware

--------------------------------------------------------------------------------
 NUMBER OF     5   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6   SHARED VOTING POWER
                   3,200,000
  OWNED BY
               -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER

 REPORTING
               -----------------------------------------------------------------
PERSON WITH:   8   SHARED DISPOSITIVE POWER
                   3,200,000

--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,200,000

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          [ ]

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          7.8%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON
          PN
--------------------------------------------------------------------------------

CUSIP:  550278303

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Reservoir Capital Group, L.L.C.

--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (a)[ ]

          (b)[ ]

--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Delaware

--------------------------------------------------------------------------------
 NUMBER OF     5   SOLE VOTING POWER

   SHARES      -----------------------------------------------------------------
               6   SHARED VOTING POWER
BENEFICIALLY       3,200,000

  OWNED BY     -----------------------------------------------------------------
               7   SOLE DISPOSITIVE POWER
    EACH
               -----------------------------------------------------------------
 REPORTING     8   SHARED DISPOSITIVE POWER
                   3,200,000
PERSON WITH:
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,200,000

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          [ ]

--------------------------------------------------------------------------------

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          7.8%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON
          OO

--------------------------------------------------------------------------------

CUSIP:  550278303

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          RCGM, LLC (f/k/a Reservoir Capital Management, L.L.C.)

--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (a)[ ]

          (b)[ ]

--------------------------------------------------------------------------------
    3     SEC USE ONLY


--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION
          State of Delaware

--------------------------------------------------------------------------------
 NUMBER OF     5   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6   SHARED VOTING POWER
                   3,200,000
  OWNED BY
               -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER

 REPORTING
               -----------------------------------------------------------------
PERSON WITH:   8   SHARED DISPOSITIVE POWER
                   3,200,000

--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,200,000

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          [ ]

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          7.8%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON
          OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

ITEM 1.

(A)   NAME OF ISSUER:

      Luminent Mortgage Capital, Inc.

(B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      One Market, Spear Tower, 30th Floor, San Francisco, California 94105

ITEM 2.

(A)   NAME OF PERSONS FILING:

      Reservoir Master Fund, L.P.
      RMF GP, LLC
      Reservoir PCA Fund, L.P.
      Reservoir Capital Group, L.L.C.
      RCGM, LLC (f/k/a Reservoir Capital Management, L.L.C.)

(B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

      For all Reporting Persons, the address is:

      650 Madison Avenue
      26th floor
      New York, NY 10022

(C)   CITIZENSHIP:

      State of Delaware, United States of America

(D)   TITLE OF CLASS OF SECURITIES:

      Common stock, par value $0.001

(E)   CUSIP NUMBER:

      550278303

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ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(B)
            OR SECTIONS 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON
            FILING IS A:

      (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

      (b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

      (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

      (e)  [ ]  An investment adviser in accordance with Section 240.13d-1(b)(1)
                (ii)(E);

      (f)  [ ]  An employee benefit plan or endowment fund in accordance with
                Section 240.13d-1(b)(1)(ii)(F);

      (g)  [ ]  A parent holding company or control person in accordance with
                Section 240.13d-1(b)(ii)(G);

      (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

      (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

      (j)  [ ]  Group, in accordance withSection 240.13d-1(b)(1)(ii)(J).

      Not applicable.

ITEM 4.     OWNERSHIP.

      (A)   AMOUNT BENEFICIALLY OWNED:

            See the response to Item 9 on the attached cover page(s).

      (B)   PERCENT OF CLASS:

            See the response to Item 11 on the attached cover page(s).

      (C)   NUMBER OF SHARES AS TO WHICH THE REPORTING PERSON HAS:

            (i)   Sole power to vote or direct the vote:

                  See the response to Item 5 on the attached cover page(s).

            (ii)  Shared power to vote or direct the vote:

                  See the response to Item 6 on the attached cover page(s).

            (iii) Sole power to dispose or direct disposition of:

                  See the response to Item 7 on the attached cover page(s).

            (iv)  Shared power to dispose or direct disposition of:

                  See the response to Item 8 on the attached cover page(s).

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more
than five percent of the class of securities, check the following:      [ ]

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ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  December 22, 2005


                              RCGM, LLC
                              (f/k/a Reservoir Capital Management, L.L.C.)

                              By: /s/ Craig Huff
                                  ----------------------------------------------
                              Name: Craig Huff
                              Title: President



                              RESERVOIR CAPITAL GROUP, L.L.C.

                              By: /s/ Craig Huff
                                  ----------------------------------------------
                              Name: Craig Huff
                              Title: President



                              RESERVOIR PCA FUND, L.P.
                              By: Reservoir Capital Group, L.L.C., its sole
                                  general partner

                              By: /s/ Craig Huff
                                  ----------------------------------------------
                              Name: Craig Huff
                              Title: President



                              RMF GP, LLC
                              By: Reservoir PCA Fund, L.P., its sole
                                  managing member
                              By: Reservoir Capital Group, L.L.C., its sole
                                  general partner

                              By: /s/ Craig Huff
                                  ----------------------------------------------
                              Name: Craig Huff
                              Title: President

                              RESERVOIR MASTER FUND, L.P.
                              By: RMG GP, LLC, its sole general partner
                              By: Reservoir PCA Fund, L.P., its sole
                                  managing member
                              By: Reservoir Capital Group, L.L.C., its sole
                                  general partner

                              By: /s/ Craig Huff
                                  ----------------------------------------------
                              Name: Craig Huff
                              Title: President